American Financial Group, Inc. Elects Mary Beth Martin to its Board of Directors and Elects Director Gregory G. Joseph Lead Independent Director

CINCINNATI – February 26, 2019 – American Financial Group, Inc. (NYSE: AFG) announced that its Board of Directors has elected Mary Beth Martin as a director and elected Gregory (“Greg”) G. Joseph to the newly created position of Lead Independent Director.

Ms. Martin has over 20 years of experience in the banking and commercial real estate industries. During her career, she has led commercial real estate, private bank, trust, and asset management groups at regional banking institutions. For the past 12 years, Ms. Martin has been the Executive Director of the Farmer Family Foundation in Cincinnati, Ohio. In that role, she manages the organization’s philanthropic goals and objectives, and oversees grant investments.

Ms. Martin is active in her community and currently serves on the Board of Directors of a number of charitable organizations, including Accelerate Great Schools, where she also serves as Secretary and Treasurer, Music Hall Revitalization Corporation, Teach for America Southwest Ohio and Ohio Excels. She earned a BSBA in Finance and Real Estate from the University of Cincinnati.

AFG’s Board of Directors established the position of Lead Independent Director, and elected Greg Joseph to serve as the Company’s Lead Independent Director. Mr. Joseph has served as a director of the Company since 2008 and is the current chair of the Audit Committee.

“We are pleased to welcome Mary Beth Martin to our Board of Directors. Mary Beth’s extensive business experience and perspective will be a valuable addition to our Board as it helps to guide our company toward long-term sustainability,” said Craig Lindner. Carl H. Lindner III added, “We are also pleased that Greg Joseph will serve in the role of Lead Independent Director. We believe this role and Greg’s election, together with Mary Beth’s election, reflect the Company’s continued commitment to strong corporate governance.”

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets over $60 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, fixed-indexed and variable-indexed annuities in the retail, financial institutions, broker-dealer and registered investment advisor markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Contact:
Diane P. Weidner, IRC
Asst. Vice President - Investor Relations
513-369-5713

Websites:
www.AFGinc.com
www.GreatAmericanInsuranceGroup.com

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AFG19-05